Data443 Risk Mitigation, Inc.
101 J Morris Commons Ln STE 105
Morrisville, NC 27560-8884
9195261070

3/1/2019

Jason Remillard

I am pleased to offer you a full-time position with Data443 Risk Mitigation, Inc. (the "Company") as a President & Chief Executive Officer with a start date of March 1, 2019.

Compensation. Your initial base salary will be $180,000 (less applicable withholdings), paid in accordance with Company policy.

Equity Compensation Awards. The Board has approved a restricted stock award ("RSA") of $45,000 USD worth of shares of the Company's common stock under the Company's Stock Incentive Plan, contingent upon the Employee's execution of this Agreement. This RSA grant will vest 100% six (6) months from date of grant. This grant will repeat every quarter that you are employed by the company.

Stock Options. The Board's has also approved an incentive stock option to purchase up to $35,000 worth of shares of the Company's common stock, subject to the Company's existing omnibus incentive stock plan vesting schedule. Options shall be subject to, and governed by, the applicable option plans and agreements. For each subsequent quarter that you remain employed, you will have the opportunity to purchase stock options of up to $35,000 worth of shares of the Company's common stock, subject to the Company's existing omnibus incentive stock plan vesting schedule.

Benefits. You may participate in all employee benefit programs that the Company establishes and makes available to its employees at your level from time to time; participation and benefits are subject to the terms, conditions and eligibility requirements of the applicable benefit programs. Currently, full-time employees are eligible to participate in the Company's health and dental plans beginning on the first day of the month following a 0-day waiting period. During your first calendar year of employment, you will earn on a prorated basis from your date of hire the annualized equivalent of 20 days paid time off (PTO), in addition to observed holidays. On a calendar year basis thereafter, you will earn PTO ratably in accordance with our PTO policy. See the Employee Handbook for further details.

Contingencies. This offer is contingent upon you passing the background checks, verification of your authorization to work in the U.S., execution of the Company's Insider Trading Policy and execution of the Company's confidentiality agreement.

The Company does not hire people for the purpose of acquiring their current or former employer's trade secrets, intellectual property, or other confidential or proprietary information, and we do not want access to any materials containing such information. Consequently, any documents, devices, or other media containing any such information must be returned to your current employer, and in no case may such information be brought to or used at the Company.

The Company expects, and requires, all employees to honor any enforceable legal obligations they have to their former employers, and the Company requires that you disclose to us in writing any such obligations in advance of accepting this offer. By signing this letter and accepting this offer, you represent and warrant that acceptance of this offer and the performance of your duties as an employee of the Company as contemplated by this offer will not breach or contravene any agreement or contract (including, without limitation, any employment or consulting

Data443 Risk Mitigation, Inc.
101 J Morris Commons Ln STE 105
Morrisville, NC 27560-8884
9195261070

agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) or other obligation you may otherwise have under applicable law to any former employer or other person.

This letter represents all offer terms and no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon the Company, and these terms cannot be modified in any way by any oral or written representations made by anyone employed by the Company, except by written document signed by the Company's President and/or Chief Executive Officer. No one at the Company is authorized to make oral commitments regarding employment, either now or in the future.

Employment with the Company is at-will which means you have the right to terminate the employment relationship at any time for any reason or no reason as does the Company.

If this offer of employment is acceptable to you, please sign and date this letter to signify your acceptance and agreement with these terms and return to me as soon as possible. It is with great pleasure that I welcome you to the Company. We all look forward to working with you and wish you great success.

Sincerely,
Data443 Data Risk Mitigation, Inc.

Jason Remillard
President and CEO

Accepted:
Signature ____

Name: ____

Date ____